Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 23, 2010, in Supplement No. 11 to the Prospectus related to the Registration Statement (Form S-11 No. 333-146341) of KBS Real Estate Investment Trust II, Inc. for the registration of 280,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Irvine, California

March 23, 2010